State of Delaware
                          Certificate of Incorporation

                            Cactus Multimedia I, Inc.

FIRST:   The name of this Delaware corporation is:

                           Cactus Multimedia I, Inc.

SECOND:  The name and address of the Corporation's Registered Agent is:

                           Corporate Creations Enterprises, Inc.
                           2530 Channin Drive
                           Wilmington, DE 19810
                           New Castle County

THIRD: The purpose of the Corporation is to conduct or promote any lawful business or purposes.

FOURTH: The Corporation shall have the authority to issue 100,000,000 shares of common stock, par value $.0001 per share. In addition, the Corporation shall have the authority to issue 10,000,000 shares of preferred stock, par value $.0001 per share, which may be divided into series and with the preferences, limitations and relative rights determined by the Board of Director.

FIFTH: The directors shall be protected from personal liability to the fullest extent permitted by law.

SIXTH:   The name and address of the incorporator is:

                  Corporate Creations International, Inc.
                  941 Fourth Street, #200
                  Miami Beach, FL 33139

SEVENTH: This Certificate of Incorporation shall become effective on the date shown below.

/s/Luis A. Uriarte
--------------------------------------
CORPORATE CREATIONS INTERNATIONAL, INC.

Luis A. Uriarte, Vice President

Date:    March 29, 1999.